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                                                                 Exhibit 99.26

KeraVision Announces Board, Personnel Changes

FREMONT, CA (July 15, 1999) -- KeraVision, Inc. (Nasdaq: KERA), developer of Intacs (trademark) -- the first FDA-approved non-laser option for surgically correcting myopia -- announced several changes to the company's Board of Directors and executive staff.

John R. Gilbert, vice chairman of the KeraVision board since 1992 and a retired president of Johnson & Johnson's former subsidiary, IOLAB Corp., resigned to devote more attention to a family-run business venture. Kathleen D. LaPorte, a board member since June 1998 and a general partner with the Sprout Group investment firm, indicated that she was pleased with the company's progress over the past year and was stepping down to focus more time on younger, less developed companies in the Sprout Group portfolio. There are no current plans to fill the two board seats, leaving KeraVision's six-member board with five outside directors.

In addition, Mick Taylor, who has directed KeraVision's communications programs as an outside consultant since 1993, was named to the new post of vice president-corporate relations.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "John Gilbert devoted countless hours to building KeraVision's relationships with surgeons around the world and to developing our sales team. Kathy LaPorte provided helpful guidance including in our efforts to raise capital over the past year. They each have our appreciation."

Taylor, the new vice president-corporate relations, previously served as vice president-corporate relations for American Medical International, Inc., a proprietary hospital and management company. He earlier worked as press aide and speechwriter for former Oklahoma Congressman Mickey Edwards and as a newspaper reporter for the Daily Oklahoman.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness). Intacs are a safe and convenient alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended June 30, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559